Exhibit 99.1

HEI, Inc. Announces First Quarter Results

MINNEAPOLIS, Jan. 14 /PRNewswire-FirstCall/ -- HEI, Inc. (Nasdaq: HEII), ( www.heii.com ) today announced results for the first quarter of its fiscal year 2004, which ended November 29th.

Net sales for the first quarter were $10,894,000, as compared to $5,490,000 for the first quarter of the previous year. The quarter included net sales of $5,753,000 from HEI's Advanced Medical Operations "AMO", which were acquired by HEI on January 24, 2003, from Colorado MEDtech, Inc. The $349,000 decline in sales for our Microelectronics Operations were a result of its inability to deliver against outstanding orders due to problems encountered with the start up on new programs. First quarter results were affected by expenses of $253,000, which related to the investigation by a Special Committee of the Board of Directors into the activities of HEI's former Chairman, Chief Executive Officer and President, and a gain of $472,000 for early extinguishment of its Subordinated Promissory Note with Whitebox Business Advisors, LLC. The net loss for the first quarter was $1,253,000, or 18 cents per share, compared to a net loss of $1,155,000, or 19 cents per share, for the same period a year ago.

Commenting on the results, Chief Executive Officer and President Mack V. Traynor, III, said, "First quarter operating results were negatively impacted by additional costs associated with the startup of three new programs at our Victoria facility. Despite the loss, we anticipate what we will return to our historical margin levels once these programs are more mature."

Traynor added, "We were pleased that we could take advantage of a discount associated with the refinancing of our Subordinated Promissory Note and still have significant borrowing capacity available on our $3,000,000 line of credit. We believe the $253,000 spent this quarter and the $350,000 that will be expensed in our second quarter in connection with the investigation were and are necessary to ensure all of the payments to and on behalf of the former Chairman, President and Chief Executive Officer are uncovered and properly investigated."

The Company will hold a conference call to discuss the Company's operating results on January 15, 2004, at 4:00 p.m. Eastern Time (3:00 p.m. Central Time). This call is being web cast and can be accessed via the HEI's web site at www.heii.com . The call will be recorded and be available after the call at this same location on the web page.

HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged in the medical equipment and medical device, hearing, communications and RFID industries. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturability product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

FORWARD LOOKING INFORMATION

Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the implementation of business strategies, including a stronger sales emphasis; growth of specific markets; improved results, profitability, cash flow, margins, and revenues; and estimated HEI revenues, cash flow, expenses and profits, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI's suppliers, HEI's ability to satisfy financial or other obligations or covenants set forth in its banking agreements, adverse competitive developments, change in or cancellation of customer requirements, the integration of the Advanced Medical Operations, collection of outstanding debt, HEI's ability to succeed on the merits and defend against litigation, and other risks detailed from time to time in HEI's SEC filings. HEI undertakes no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results.

SOURCE HEI, Inc. -0- 01/14/2004 /CONTACT: Mack V. Traynor III, CEO, or Douglas J. Nesbit, CFO, +1-952-443-2500, both of HEI, Inc./ /Web site: http://www.heii.com / (HEII)

CO: HEI, Inc. ST: Minnesota IN: CPR STW SU: ERN CCA